Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ: GFED

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary FIRST QUARTER 2020 financial Results

Springfield, MO - APRIL 23, 2020

CEO Comments

“At the beginning 2020, the terms coronavirus or COVID-19 meant very little to most. Today, it is an ever-present event that has completely changed how we live and conduct business with customers and vendors. The personal and financial impacts are unlike anything seen in modern history and will likely continue for the foreseeable future. The negative trends and stories are hard to avoid, but despite these unprecedented times, I see many positive events occurring each day at the Bank as we serve the communities we operate in such as:

Quickly adapting to assist clients in a socially distant and economically challenging environment
Mobilizing technology to keep significant portions of our associates working remotely
Contacting small business customers that have been significantly impacted financially and providing relief and/or originating SBA loans to support them during the crisis.

More than ever, an event like this showcases why community banks like Guaranty are deemed ‘essential’ in our communities.

Transitioning to 2020 financial results, the year is off to a solid start with net income of $2.1 million leading to diluted earnings per share growth of 4% over the prior year quarter. First quarter results include a precautionary funding of the provision for loan losses of $500,000 as we anticipate increased loan deferment and payment delays as impacts from the economic uncertainty will affect sections of our borrowers. Additionally, 150 basis point cuts in interest rates during the quarter by the FOMC will impact our income statement as deposit and lending rates will trend lower during the remainder of the year. Our efforts to expand our deposit base will continue to provide a quality source of liquidity to fund loan opportunities as they arise. Our capital ratios exceed all regulatory guidelines and will enable the Bank to handle adverse impacts from an economic slowdown. For our shareholders, we continue to achieve established goals despite the ever-changing business environment. We continue to focus on steady growth, paying a solid dividend and being a valued partner to the communities we serve. We look forward to the balance of 2020 and whatever it may bring as we serve our valued customers, employees and shareholders.”

- Shaun A. Burke, President and Chief Executive Officer

COVID-19 Response Items

●

Participation in the SBA Payroll Protection Program (PPP), a government stimulus program formulated under the CARES Act that began in April 2020.  To date, we have approved and funded 451 PPP requests for $49 million to support nearly 7,000 local jobs.

●	Approximately 40% of our staff working remotely as we do our part to flatten the infection curve.
●	Working with borrowers to temporarily modify loan agreements and/or defer payments for to get through the crisis.
●	Proactively increased call center and retail assistance to handle customer concerns and expected increases in video banking transactions.
●	Development of information and resource material through our website and social media channels to provide tips to avoid COVID-19 scams and help protect customer finances.

2020 First Quarter Highlights

●	Diluted earnings per common share was $0.49 for the first quarter as compared to $0.47 during the first quarter of 2019.
●	During the quarter, a new share repurchase plan was approved that allows for the repurchase of up to 250,000 shares over the next three years. 16,716 shares were repurchased during the quarter.
●	The Company declared its 24th consecutive quarterly dividend on March 27, 2020.
●	The efficiency ratio improved to 69.29% from 71.50% during the quarter.
●	Total deposits increased $28.1 million (3%) and the loan to deposit ratio finished the quarter at 86.06% compared to 89.01% as of December 31, 2019.

Select Quarterly Financial Data

Below are selected financial results for the Company’s first quarter of 2020, compared to the fourth quarter of 2019 and the first quarter of 2019.

	Quarter ended
	March 31,	December 31,	March 31,
	2020	2019	2019
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$2,105	$2,316	$2,120

Diluted income per common share	$0.49	$0.53	$0.47
Common shares outstanding	4,337,115	4,313,083	4,454,388
Average common shares outstanding , diluted	4,336,302	4,397,506	4,498,962

Annualized return on average assets	0.82%	0.91%	0.90%
Annualized return on average common equity	9.84%	10.86%	10.47%
Net interest margin	3.24%	3.38%	3.50%
Efficiency ratio	69.29%	71.50%	73.28%

Common equity to assets ratio	8.15%	8.36%	8.42%
Tangible common equity to tangible assets	7.81%	8.00%	8.02%
Book value per common share	$19.31	$19.62	$18.55
Tangible book value per common share	$18.43	$18.71	$17.58
Nonperforming assets to total assets	1.17%	1.09%	1.38%

The following were items impacting the first quarter operating results as compared to the same quarter in 2019 and the financial condition results compared to December 31, 2019:

Interest income – Total interest income decreased $298,000 (3%) during the quarter. The decrease is primarily due to declining interest rates and the asset mix of having greater percentages of cash and investment holdings rather than loans when compared to prior periods. The average balance of total interest-earning assets increased $55.2 million (6%), but the yield on average interest earning assets decreased 46 basis points to 4.54%. Compared to the first quarter of 2019, the average balance of the loan portfolio decreased $46.2 million and the average loan yield decreased by 12 basis points to 5.24%. Loan accretion income recognized from the Hometown Bancshares acquisition in 2018 was $210,000 during the quarter compared to $373,000 in the same quarter of 2019.

Interest expense - Total interest expense decreased $235,000 (7%) during the quarter. The decrease is primarily driven by lower costs on nearly all interest-bearing deposits, despite solid growth in our deposit base. The average balance of interest-bearing liabilities increased $44.5 million (6%), while the average cost of interest-bearing liabilities decreased 23 basis points to 1.51%. Cuts to key interest rates by the FOMC have caused significant reductions across the yield curve in 2020, however, pricing strategies by other institutions in our markets will continue to create significant competitive pressures on deposit rates. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the first quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets increased to $12.0 million as of March 31, 2020, compared to $11.0 million as of December 31, 2019.

Based on its reserve analysis and methodology, the Company recorded $500,000 in provision for loan loss expenses during the quarter compared to no provision amounts recorded during the prior year quarter. The decision to expense this amount was a precautionary move made as the COVID-19 virus is expected to continue negatively impacting the economy and increase stress within most segments of the loan portfolio. At March 31, 2020, the allowance for loan losses of $8.0 million was 1.10% of gross loans outstanding (excluding mortgage loans held for sale), an increase from the 1.04% reserved as of December 31, 2019.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through a prior acquisition were recorded at fair value; therefore, there was no allowance associated with the loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount of $750,000 at March 31, 2020.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Noninterest income increased $535,000 (34%) during the quarter compared to the same quarter in 2019. This was primarily due to income of $555,000 (100%) recognized from a new loan swap product that debuted during the quarter, increased income from the sale of mortgage loans of $117,000 (27%) and an increase in realized gains from the sale of investment securities of $59,000 (190%). Offsetting these items was a decrease of income from the sale of SBA loans of $250,000 (100%) due to none of these loans being sold during the quarter.

Non-interest Expense – Noninterest expenses decreased $46,000 (1%) during the quarter. Salaries and employee benefit expenses decreased $9,000 (<1%) while occupancy expenses increased $18,000 (2%) compared to the same quarter in 2019, respectively. Due to full staffing at nearly each facility and no changes in the number of locations over the past year, no significant fluctuations were experienced in these categories.

Other non-interest expense items decreased $55,000 (3%) when compared to the same quarter in 2019. This net reduction was made up of several items with the following being the largest contributors:

●

Data processing expenses increased $209,000 (54%) for the quarter due when compared to the prior year due to 2020 having a full quarter of expenses related to upgrades made to our core processing system in last half of 2019.

●	A $100,000 (100%) reduction in FDIC assessment premiums due to previously awarded credits being permitted to offset current fees.
●	Loan expenses decreased $69,000 (51%) due to lower loan origination activity.
●	Postage expenses were lower by $26,000 (46%) due to efficiencies gained from the upgrading of core processing systems and increased electronic delivery of items.
●

Decreased professional service expenses of $30,000 (15%) were experienced due to initial expenses related to new SEC accelerated filer thresholds and expenses related to the implementation of new accounting standards that occurred in the first quarter of 2019 were not present during the comparable 2020 quarter.

Capital – As of March 31, 2020, stockholders’ equity decreased $800,000 (1%) to $83.8 million from $84.6 million as of December 31, 2019. Net income for the quarter exceeded dividends paid or declared by $1.5 million, however, stock repurchase and award activity decreased equity balances by $300,000 and the equity portion of the Company’s unrealized losses on available-for-sale securities and effects of interest rate swaps decreased equity balances by an additional $2.0 million. On a per common share basis, tangible book value decreased to $18.43 at March 31, 2020 as compared to $18.71 as of December 31, 2019.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for income taxes
●	Gains (losses) on sales of investment securities
●	Gains (losses) on foreclosed assets held for sale
●	Loan swap fees
●	Provision for loan loss expense

A reconciliation of the Company’s net income to its operating income for the quarters ended March 31, 2020 and 2019 is set forth below.

	Quarter ended
	March 31,
	2020	2019
	(Dollar amounts are in thousands)

Net income	$2,105	$2,120

Add back:
Provision for income taxes	408	375
Income before income taxes	2,513	2,495

Add back/(subtract):
Net loss (gains) on investment securities	(28)	31
Net losses on foreclosed assets held for sale	7	19
Loan swap fees	(555)	-
Provision for loan losses	500	-
	(76)	50

Operating income	$2,437	$2,545

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended
	March 31,
	2020	2019
	(Dollar amounts are in thousands, except per share data)

Total interest income	$10,799	$11,097
Total interest expense	3,087	3,322
Net interest income	7,712	7,775
Provision for loan losses	500	-
Net interest income after provision for loan losses	7,212	7,775
Noninterest income
Service charges	409	402
Gain on sale of loans held for sale	543	426
Gain on sale of Small Business Administration loans	-	250
Gain (loss) on sale of investments	28	(31)
Loan swap fees	555	-
Other income	564	517
	2,099	1,564
Noninterest expense
Salaries and employee benefits	3,950	3,959
Occupancy	1,151	1,133
Other expense	1,697	1,752
	6,798	6,844
Income before income taxes	2,513	2,495
Provision for income taxes	408	375
Net income	$2,105	$2,120
Net income per common share-basic	$0.49	$0.48
Net income per common share-diluted	$0.49	$0.47

Annualized return on average assets	0.82%	0.90%
Annualized return on average equity	9.84%	10.47%
Net interest margin	3.24%	3.50%
Efficiency ratio	69.29%	73.28%

Financial Condition Data:	As of
	March 31,	December 31,
	2020	2019
Cash and cash equivalents	$84,344	$92,672
Available-for-sale securities	140,009	118,495
Loans, net of allowance for loan losses 3/31/2020 - $8,049; 12/31/2019 - $7,608	723,044	723,519
Intangibles	3,820	3,939
Premises and equipment, net	18,799	19,164
Lease right-of-use assets	8,909	9,053
Bank owned life insurance	24,849	24,698
Other assets	23,858	20,485
Total assets	$1,027,632	$1,012,025

Deposits	$849,536	$821,407
Advances from correspondent banks	50,000	65,000
Subordinated debentures	15,465	15,465
Other borrowed funds	11,200	11,200
Lease liabilities	8,972	9,106
Other liabilities	8,696	5,215
Total liabilities	943,869	927,393
Stockholders' equity	83,763	84,632
Total liabilities and stockholders' equity	$1,027,632	$1,012,025
Common equity to assets ratio	8.15%	8.36%
Tangible common equity to tangible assets ratio (1)	7.81%	8.00%
Book value per common share	$19.31	$19.62
Tangible book value per common share (2)	$18.43	$18.71
Nonperforming assets	$12,012	$10,995

(1) Total Assets less Intangibles divided by Stockholders’ Equity

(2) Stockholders’ Equity less Intangibles divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin
	Three months ended 3/31/2020			Three months ended 3/31/2019
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
ASSETS
Interest-earning:
Loans	$733,591	$9,553	5.24%	$779,764	$10,303	5.36%
Investment securities	125,851	885	2.83%	90,061	598	2.69%
Other assets	96,515	361	1.50%	30,906	196	2.57%
Total interest-earning	955,957	10,799	4.54%	900,731	11,097	5.00%
Noninterest-earning	71,533			59,405
	$1,027,490			$960,136

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$39,704	26	0.26%	$39,897	30	0.30%
Transaction accounts	503,138	1,378	1.10%	410,061	1,475	1.46%
Certificates of deposit	199,349	1,090	2.20%	239,248	1,101	1.87%
FHLB advances	51,482	274	2.14%	60,204	357	2.40%
Subordinated debentures	15,465	196	5.10%	21,753	291	5.43%
Other borrowed funds	11,491	123	4.31%	5,000	68	5.52%
Total interest-bearing	820,629	3,087	1.51%	776,163	3,322	1.74%
Noninterest-bearing	120,825			101,813
Total liabilities	941,454			877,976
Shareholders’ equity	86,036			82,160
	$1,027,490			$960,136
Net earning balance	$135,328			$124,568
Earning yield less costing rate			3.03%			3.26%
Net interest income, and net yield spread on interest earning assets		$7,712	3.24%		7,775	3.50%
Ratio of interest-earning assets to interest-bearing liabilities		116%			116%